Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 08-13

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

OMNI ENERGY NAMED IN LAWSUIT

CARENCRO, LA – May 2, 2008 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) (“OMNI” or the “Company”) today announced that it has been notified that Robert H. Rhyne and Brent Trauth, the former owners of Preheat, Inc., which the Company acquired in February 2006, have filed a lawsuit in federal court in the United States District Court for the Western District of Louisiana in Lafayette, Louisiana, against the Company, its directors, its Chief Operating Officer, its Chief Financial Officer, one of the Company’s investment advisors, and a principal of the investment advisor.

The Company has not officially been served with the complaint and the Company is unable to make further public comment at this time. The Company believes that the claims against it are without merit and intends to vigorously contest any legal action, if served.

The Company notes that its agreement to purchase Preheat provided for a total price of approximately $23.0 million consisting of an initial payment of $16.0 million in cash, three promissory notes totaling $4.0 million, 900,000 shares of OMNI stock and the assumption of approximately $1.5 million in long term debt. All of this consideration has been paid to Messrs. Rhyne and Trauth, except for the three promissory notes. In February 2008, the Company terminated Mr. Rhyne’s employment for cause because Management concluded that Mr. Rhyne violated his employment agreement by actions that included becoming involved with another company during his employment. The terms of the previously mentioned promissory notes provide that a termination of Mr. Rhyne’s employment for cause results in the cancellation of the promissory notes.

The lawsuit seeks, among other things, (i) a declaratory judgment that the Preheat purchase agreement executed in December 2005 is null because of alleged securities fraud and bad faith breach of the Preheat purchase agreement and that Mr. Rhyne’s ERISA rights be clarified, (ii) injunctive relief to halt alleged securities disclosure violations by the Company and to remove three board members, and (iii) damages resulting from the nullification of the Preheat purchase agreement, which the plaintiffs claim exceeds $85.0 million, consisting of $35.0 million as the alleged value of Preheat (even though the plaintiffs negotiated a sale of Preheat to the Company for approximately $23.0 million) and $50.0 million as the alleged revenues generated by Preheat (even though the only real dispute in Management’s view is whether Rhyne and/or Trauth breached their agreements by being involved with another company while employed by OMNI, thereby resulting in a termination for cause and cancellation of the promissory notes mentioned above). The Company notes that in the court filing, Rhyne essentially conceded that he was involved with another company while employed by OMNI, but asserts that he should be paid anyway.

The Company believes it committed no securities fraud in connection with the Preheat purchase agreement and that the Company’s disclosures were appropriate and adequate. The Company believes that the assertion in the lawsuit of substantial damage claims above the amount of the disputed promissory notes is an effort to exert undue leverage on the Company to capitulate to the Plaintiffs’ request to be paid on the promissory notes.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the United States of America and the Gulf of Mexico. OMNI provides its services through five business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation Services and Other Services. OMNI’s seismic services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast, also called transition zones, and contiguous dry land areas, also called highland zones. OMNI’s environmental, leasing, transportation and other services provide important support to oil and gas companies operating in south Louisiana, east Texas (including the Barnett Shale region), the Rocky Mountains and the Gulf of Mexico.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including the ultimate outcome of the lawsuit referenced herein and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.